                                                                    EXHIBIT 99.1


                INFORMATION REQUIRED BY PART III OF FORM 10-K


DIRECTORS AND OFFICERS OF THE REGISTRANT


     The executive officers and members of the Board of Directors of the Company and their ages, are as follows:

NAME                        AGE                    POSITION
----                        ---                    --------
Edwin P. Kuhn . . . . . .    55        President, Chief Executive Officer and
                                        Director

James W. George . . . . .    46        Senior Vice President, Chief Financial
                                        Officer and Secretary

Timothy L. Doane  . . . .    40        Senior Vice President

Michael H. Hinderliter. .    48        Senior Vice President

Steven C. Lee . . . . . .    34        Vice President, General Counsel and
                                        Assistant Secretary

Walter E. Smith, Jr . . .    57        Director

Margaret M. Eisen . . . .    44        Director

Robert B. Calhoun, Jr . .    55        Chairman of the Board of Directors and
                                        Director

Eugene P. Lynch . . . . .    36        Director

Louis J. Mischianti . . .    38        Director

Rolf H. Towe. . . . . . .    59        Director

Harrison T. Bubb. . . . .    58        Director

     Officers of the Company are appointed by the Board of Directors and serve at its discretion. The term of office for each Director expires when such Director's successor is elected and qualified.

     Edwin P. Kuhn was named President, Chief Executive Officer and Director of the Company and its subsidiaries in January 1997. Mr. Kuhn has served as President and Chief Executive Officer of TA since the closing of the TA Acquisition in December 1993. Mr. Kuhn served as the General Manager (the most senior position and effective President) of TA under BP's ownership from April 1992 to December 1993. Prior to joining TA, Mr. Kuhn spent 25 years with Sohio and BP in a series of retail site operating positions, most recently as the Retail Marketing Regional Manager for all BP retail facilities in the states of Ohio, Pennsylvania and Kentucky.

     James W. George was named Senior Vice President, Chief Financial Officer and Secretary of the Company and its subsidiaries in January 1997. Mr. George has served as a Vice President and Chief Financial Officer of TA since the closing of the TA Acquisition in December 1993. From August 1990 to December 1993, Mr. George served as the Controller (the most senior financial position) of TA under BP's ownership. Prior to joining TA, Mr. George spent ten years with Sohio and BP in a series of accounting and finance positions.

     Timothy L. Doane was named Senior Vice President, Market Development of the Company and its subsidiaries in January 1997. Mr. Doane has served as a Vice President, Market Development of TA since 1995.

Prior to joining TA, Mr. Doane spent 15 years with Sohio and BP in a series of positions including Director of Procurement (for all purchases except crude oil), Manager of BP's Procare Automotive Service (a chain of stand-alone automobile repair garages in three midwestern states), International Brand Manager (in the United Kingdom) and Division Manager in retail marketing.

     Michael H. Hinderliter was named Senior Vice President, Marketing of the Company and its subsidiaries in January 1997. Mr. Hinderliter has served as a Vice President, Marketing of TA since the closing of the TA Acquisition in December 1993. From August 1992 to December 1993, Mr. Hinderliter served as the Marketing Manager of TA under BP's ownership. From 1989 to August 1992, Mr. Hinderliter was the manager of BP Truckstops Limited, BP's truckstop network in the United Kingdom. Prior thereto, Mr. Hinderliter spent 14 years with TA under Ryder, Sohio and BP ownership in a series of positions which included serving as a Fleet Sales Manager, Division Manager and location General Manager.

     Steven C. Lee was named Vice President and General Counsel of the Company and its subsidiaries in December 1997. From September 1995 to November 1997, Mr. Lee served as Assistant Vice President and Corporate Counsel of Premier Farnell Corporation (formerly Premier Industrial Corporation). Mr. Lee practiced law with Calfee, Halter & Griswold from 1989 to 1995.

     Walter E. Smith, Jr. has been a Director of the Company since July 1995. Mr. Smith has operated travel centers under franchises from National or TA since 1993. Mr. Smith is a director of Citrus Financial Services, Inc., a bank holding company in Vero Beach, FL, and the chief executive officer of four separate private corporations which operate TA travel centers.

     Margaret M. Eisen has been a Director of the Company since April 1997. Ms. Eisen has served as Managing Director, North American Equities since June 1995 at General Motors Investment Management Corporation ("GMIMC"), the investment advisor to First Plaza Group Trust ("First Plaza"). From March 1993 to June 1995 and from March 1992 to March 1993, Ms. Eisen served as Director, Worldwide Pension Investments and as Director, Equity Portfolio Strategy, respectively, at Du Pont Pension Fund Investment, E. I. Du Pont de Nemours and Company.

     Robert B. Calhoun, Jr. has been a Director of the Company since April 1993 and was elected Chairman of the Board of Directors in September 1996. Mr. Calhoun has been President of Clipper Asset Management Corporation, which is the sole general partner of Clipper, as well as certain of its affiliates and related entities, since 1991. Mr. Calhoun also serves as director of Avondale Mills, Inc., Hvide Marine Incorporated, Interstate Bakeries Corporation and several private companies.

     Eugene P. Lynch has been a Director of the Company since April 1993. Mr. Lynch has been employed by Clipper or its affiliates and related entities since 1991 and has served as a Managing Director since 1993. Mr. Lynch also serves as a director of AVTEAM, Inc., Owosso Corporation and several private companies.

     Louis J. Mischianti has been a Director of the Company since October 1992. Mr. Mischianti has been employed by Olympus Advisory Partners, Inc., an affiliate of Olympus Private Placement Fund, L.P. ("Olympus"), since May 1994. Mr. Mischianti was employed by Clipper or its affiliates from 1991 to April 1994. Mr. Mischianti serves as a director of several private companies.

     Rolf H. Towe has been a Director of the Company since July 1996. Mr. Towe has served as a Senior Managing Director of Clipper and its affiliates since 1991. Mr. Towe also serves as a director of American Heritage Life Insurance Company, Sterling Chemicals Holdings, Inc. and several private companies.

     Harrison T. Bubb was elected as a Director of the Company on March 25, 1998. Mr. Bubb spent over 35 years with Sohio and BP in various positions, including Vice President - Strategic Development, Director - Retail Europe, Vice President - Marketing (USA) and General Manager - Retail Sales.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of December 31, 1997 (the "Named Executive Officers") for services rendered to the Company and its subsidiaries for 1997, 1996 and 1995.

                              SUMMARY COMPENSATION TABLE

                                                                                                 Long-Term
                                                                        Annual Compensation     Compensation
                                                                      ----------------------    ------------
                                                                                                 Securities       All Other
                                                                                                 Underlying        Compen-
              Name and Principal Position                   Year     Salary($)    Bonus($)(1)    Options(#)       sation($)(2)
              ---------------------------                   ----     ---------    -----------   ------------     -------------
Edwin P. Kuhn . . . . . . . . . . . . . . . . . . . .       1997      325,000      162,500           -               4,243
     President, Chief Executive Officer and Director(3)     1996      230,000       92,000           -               4,204
                                                            1995      220,000       88,000           -               2,165

James W. George . . . . . . . . . . . . . . . . . . .       1997      210,000      105,000           -               4,241
     Senior Vice President, Chief Financial Officer and     1996      144,000       57,600           -                 360
     Secretary (4)                                          1995      136,500       54,600           -                 348

Michael H. Hinderliter  . . . . . . . . . . . . . . .       1997      210,000      105,000           -               4,953
     Senior Vice President (4)                              1996      144,000       57,600           -                 360
                                                            1995      136,500       54,600           -                 348

Timothy L. Doane  . . . . . . . . . . . . . . . . . .       1997      210,000      105,000           -                 529
     Senior Vice President (4)(5)                           1996      138,000       55,200           -                 348
                                                            1995       86,666       34,666           -                 216

C. William Osborne  . . . . . . . . . . . . . . . . .       1997       22,038            -           -                   -
     President, Chief Executive Officer and Director(6)     1996      264,452       26,445           -               1,235
                                                            1995      257,500       20,214           -               1,152

--------------------
(1)  Represents bonus for services rendered in the indicated year.

(2) Represents life insurance premiums paid by the Company. Mr. Kuhn's amount includes $3,424 in 1997, $3,628 in 1996, and $1,613 in 1995, reflecting his use of a Company automobile. Messrs. George's, and Hinderliter's amounts include $3,712, and $4,424, respectively, for their use of Company automobiles in 1997.

(3) Elected as Chief Executive Officer and President of the Company and as a director, effective January 21, 1997.

(4)  Elected as Senior Vice President of the Company, effective January 21,
     1997.

(5)  Mr. Doane has been employed by the Company since May 1995.

(6) In 1997, Mr. Osborne received severance and consulting payments of $176,300.

     Mr. Steven C. Lee began employment with the Company in December 1997, and was elected as Vice President, General Counsel and Assistant Secretary effective December 17, 1997.

     OPTION GRANTS.

     The following table sets forth certain information regarding stock options granted in 1997 pursuant to the Company's 1997 Stock Incentive Plan (the "1997 Stock Plan") to the executive officers named in the Summary Compensation Table. One-hundred percent of the options listed below have vested based on 1997 earnings. Vested options may be exercised at any time after December 31 of the year of grant and will remain exercisable through December 31, 2006, at which time they will terminate.

                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL
                                                                                                      REALIZABLE VALUE AT
                                                                                                        ASSUMED ANNUAL
                                                                                                        RATES OF STOCK
                                                                                                             PRICE
                                                                                                       APPRECIATION FOR
                                                       INDIVIDUAL GRANTS                                  OPTION TERM
                              ----------------------------------------------------------------       --------------------
                              NUMBER OF      PERCENT OF
                              SECURITIES   TOTAL OPTIONS
                              UNDERLYING     GRANTED TO
                               OPTIONS      EMPLOYEES IN   EXERCISE PRICE OF
           NAME                GRANTED      FISCAL YEAR        OPTIONS           EXPIRATION DATE        5%          10%
          ------             -----------   -------------   -----------------    -----------------    -------      -------
Edwin P. Kuhn                  31,000          19.9%           $20.00           December 31, 2006    156,296      237,563
James W. George                18,000          11.6%           $20.00           December 31, 2006     90,753      137,940
Michael H. Hinderliter         18,000          11.6%           $20.00           December 31, 2006     90,753      137,940
Timothy L. Doane               18,000          11.6%           $20.00           December 31, 2006     90,753      137,940

     Vested options may be exercised at any time after December 31, 1997. Options may also, at the discretion of the Company, vest and/or become exercisable at earlier dates than otherwise provided in the event of certain changes in control or Reorganization Events (as defined in the 1997 Stock
Plan). Vested options are exercisable for limited periods following termination of employment of a named executive officer; non-vested options terminate upon termination of employment. Securities obtained as a result of the exercise of options may not be transferred except to certain family members and, upon termination of employment or death, are subject to call and put rights that, generally, give the Company the right, but not the obligation, for a specified time period to purchase such securities from the named executives at a formula price and give the named executives the right, but not the obligation, for a specified time period to sell such securities to the Company at a second formula price. Pursuant to either of the foregoing formulas, a purchase price per share is derived by subtracting consolidated indebtedness (as defined in the 1997 Stock Plan) from a specified multiple of EBITDA (as defined in the 1997 Stock Plan) and dividing the result by the sum of the number of issued and outstanding shares of capital stock of the Company plus the number of shares of capital stock of the Company subject to certain warrants.

     1993 STOCK PLAN. Stock options to purchase shares of the Company's Common Stock, par value $0.01 per share ("Common Stock") have been granted to the Named Executive Officers prior to 1996 pursuant to the Company=s 1993 Stock Incentive Plan (the "1993 Stock Plan") as Series I, Series II and Series III options, as follows: Mr. Kuhn, 15,860, 16,721 and 17,799 options; both of Messrs. George and Hinderliter, 9,818, 10,364 and 11,018 options;
Mr. Doane, 7,364, 7,773, and 8,263 options; and Mr. Osborne, 25,175, 26,573 and 28,252 options, respectively. The option exercise price for each Series I, Series II and Series III option is as follows: $10.00 per share, $17.49 per share and $22.50 per share, respectively. Fifty percent of each of the Series I, II and III options have vested with respect to Mr. Osborne; however, all of such options have been canceled. See "--Termination, Consulting and Release Agreement with C. William Osborne." Seventy-five percent of each series of options have vested with respect to Messrs. Kuhn, George and Hinderliter and 67% of each series of options have vested with respect to Mr. Doane. Options are currently exercisable to the extent vested as of December 31, 1996 and remain exercisable for limited periods following termination of employment of the Named Executive Officer. All such unvested options have been canceled in connection with the adoption of the 1997 Stock Plan. Common Stock acquired upon the exercise of options may not be transferred except to certain family members and are subject to call and put options upon termination of employment. The call and put option pricing formula under the 1993 Stock Plan and option agreements has been modified to the formula under the 1997 Stock Plan. It is also expected that if a change of control occurs within six months after termination of employment for "good reason," death, "disability" or termination other than for "cause" (as defined), an adjustment will be made to the amount paid upon exercise of any call options or put options (but, in the case of put options, only to the extent the proceeds received by the former employee upon exercise of the put option are used to repay indebtedness to the Company) so that the former employee will be able to receive any amounts in excess of the call or put price payable in the change of control transaction. See "Certain Transactions--Stockholders' Agreements--Supplemental Institutional and Management Stockholders' Agreement."

     The following table sets forth information concerning the value of unexercised options as of December 31, 1997 held by the Named Executive Officers.

              AGGREGRATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                   LAST FISCAL YEAR-END OPTION VALUES TABLE

                                          SHARES                        NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                         ACQUIRED       VALUE            UNDERLYING OPTIONS              IN-THE-MONEY OPTIONS
                                        ON EXERCISE    REALIZED         AT 1997 YEAR-END (#)             AT 1997 YEAR-END ($)
                 NAME                     (#)(1)        ($)(1)      EXERCISABLE/UNEXERCISABLE(2)   EXERCISABLE/UNEXERCISABLE(2)(3)
                 ----                   -----------    --------     ----------------------------   -------------------------------
                                             -            -                 69,539 / -                    345,382 / -
Edwin P. Kuhn . . . . . . . . . . . .

James W. George . . . . . . . . . . .        -            -                 41,359 / -                    209,586 / -

Michael H. Hinderliter  . . . . . . .        -            -                 41,359 / -                    209,586 / -

Timothy L. Doane  . . . . . . . . . .        -            -                 34,058 / -                    160,442 / -

C. William Osborne  . . . . . . . . .        -            -                      - / -(4)                       _ / -(4)

---------------------
(1)  No options were exercised by any Named Executive Officer in 1997.

(2) The portion of all options granted pursuant to the 1993 Stock Plan which were unexercisable as of December 31, 1996 were canceled in connection with the adoption of the 1997 Stock Plan.

(3)  Based on a stock price of $23.25 per share.

(4) All options of Mr. Osborne, 50% vested at December 31, 1996, have been canceled.

COMPENSATION OF DIRECTORS

     In September 1996, the Company's Board of Directors unanimously agreed to waive all Board of Directors retainers and meeting fees. Beginning in 1997, each non-employee director will be granted, subject to being disclaimed by such directors, 1,250 stock options each year pursuant to the 1997 Stock Plan, although there is no assurance such an arrangement will continue in the future. Members of the Company's Board of Directors also receive reasonable out-of-pocket expenses in connection with travel to and attendance at meetings.

EMPLOYMENT AGREEMENTS AND STOCKHOLDERS' AGREEMENTS WITH EDWIN P. KUHN, JAMES W.
  GEORGE, MICHAEL H. HINDERLITER AND TIMOTHY L. DOANE

     The Company has entered into an employment agreement, a stockholder's agreement and a Supplemental Institutional and Management Stockholders' Agreement with each of Edwin P. Kuhn, James W. George, Michael H. Hinderliter and Timothy L. Doane (the "Executives"). The principal terms and conditions of the Executives' employment agreements are as follows:

     The Executives shall be employed by the Company from January 1, 1997 through December 31, 2000 (unless terminated earlier). The employment agreements provide for annual base salaries, subject to approved increases, of $325,000 for Mr. Kuhn and $210,000 for Messrs. George, Hinderliter and Doane, respectively; annual bonuses of up to 50% of annual base salary, minimum 25% of base salary for 1997 and 12.5% of base salary for 1998 (the "Guaranteed Bonuses"); participation in Company employee benefit plans; and certain fringe benefits.

     If an Executive's employment is terminated prior to December 31, 2000:
(i) by his resignation (other than for "good reason" (this term and each subsequent term in quotation marks referenced in this paragraph as defined in the employment agreements) or for "cause", he shall be entitled to only his accrued and unpaid base salary and any vested benefits under the Company's 1993 and 1997 Stock Plans; (ii) by reason of death or "permanent disability", then in addition to the foregoing, any annual or guaranteed bonus (whichever is greater), pro-rated, and Company-paid continued medical coverage; and
(iii) by his resignation for good reason or by the Company for any other reason, base salary until December 31, 2000 (or if later, for one year) subject to offset, his guaranteed bonus, if any (or, if greater, any annual bonus, pro-rated), any vested benefits under the Company's 1993 and 1997 Stock Plans and subsidized medical coverage; provided that if the Executive engages in a "competitive activity," he shall instead only be entitled to his accrued and unpaid base salary, any vested benefits under the Company's 1993 and 1997 Stock Plans and subsidized medical coverage. If any payments and the value of benefits are "contingent on a change of control" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (which could include, for example and without limitation, the accelerated vesting of stock options upon a change of control), then the Company may be denied an income tax deduction for all or a portion of such payments, and the recipient thereof may be subject to a 20% excise tax in addition to income tax otherwise imposed. The Executives' employment agreements also include non-competition and non-solicitation covenants and confidentiality agreements.

     For a description of the stockholder's agreements and Supplemental Institutional and Management Stockholders' agreement to be entered into by the Executives, see "Certain Relationships and Related
Transactions--Stockholders' Agreements."

TERMINATION, CONSULTING AND RELEASE AGREEMENT WITH C. WILLIAM OSBORNE

     The Company has entered into a Termination, Consulting and Release Agreement with C. William Osborne, former President and Chief Executive Officer of the Company on the principal terms and conditions described below as of January 17, 1997 (the "Termination Agreement").

     Mr. Osborne resigned from all positions and directorships with the Company and its affiliates and was entitled to continued base salary through January 31, 1997, 1996 fiscal year bonus (10% of annual base salary), any vested benefits under the Company's retirement or group health plans and reimbursement for up to six months of outplacement services.

     Mr. Osborne was retained as a consultant from February 1, 1997 (the "Initial Payment Date") through January 31, 1998 (the "Final Payment Date"), in consideration for payment on February 28, 1997 of $176,300, continued medical coverage for up to one year, and severance of $88,150 on the Final Payment Date.

     Certain stock options held by Mr. Osborne under the Company's 1993 Stock Plan were canceled without consideration. The Series I options were canceled for the right to receive (i) on or about the Initial Payment Date, (x) the product of $13.00 and the number of shares of Common Stock into which the Series I options held by Mr. Osborne could be converted minus (y) the option exercise price and (ii) on the Final Payment Date, the product of $2.69 and such number of shares. Shares of Common Stock held by Mr. Osborne or by his transferees were purchased by the Company for (i) an amount payable on or about the Initial Payment Date equal to the product of $10.00 and such number of shares and (ii) an amount payable on the Final Payment Date equal to the product of $5.69 and such number of shares.

     The outplacement service reimbursements and all deferred payments were conditioned upon Mr. Osborne's service as a consultant not being terminated for "cause" (as defined in the Termination Agreement). Mr. Osborne also executed a general release of claims and covenants regarding confidentiality, non-solicitation of employees or clients and non-disparagement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As of April 1997, the members of the Executive Compensation Committee of the Board of Directors were Robert B. Calhoun, Jr., Louis J. Mischianti and Rolf H. Towe. Hugh D. Schmieder, Bruce D. Dorbeck, Walter M. Cain and Louis
J. Mischianti served as members of the Executive Compensation Committee of the Board of Directors during fiscal year 1996 and through April 1997. Messrs. Schmieder, Dorbeck and Cain are former Directors of the Company, each of whom resigned in April 1997. Mr. Schmieder was an Operator of three travel centers and is a Franchisee-Owner with respect to one travel center. Mr. Dorbeck was an Operator of one travel center and a lessee (but not a franchisee) of an additional travel center. During fiscal year 1996, Mr. Cain was employed by GMIMC, the investment advisor to First Plaza, but resigned as of April 1997. Messrs. Calhoun and Towe are employed by Clipper and/or its affiliates and Mr. Mischianti is employed by an affiliate of Olympus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Prior to March 6, 1997 the Company had two classes of common stock. However, pursuant to the amendment and restatement of the Company's Certificate of Incorporation effected on March 6, 1997, the Company currently has only one class of common stock.

     The Company has one class of Common Stock outstanding and four classes of convertible preferred stock outstanding: Series I and Series II Convertible Preferred Stock, par value $0.01 per share ("Series I Preferred" and "Series II Preferred," respectively), and Series I and Series II Senior Convertible Participating Preferred Stock, par value $0.01 per share ("Series I Senior" and "Series II Senior," respectively).

     At the option of the holder thereof, Series I Preferred and Series I Senior may be converted to Common Stock at any time on a one for one basis. Series II Preferred and Series II Senior also may be converted to Common Stock on a one for one basis; however, the total number of shares that may be converted at any one time is limited to a percentage determined by reference to a formula reflecting the number of outstanding shares of Common Stock at the time of conversion. Pursuant to this formula, as of December 31, 1997, Clipper/Merchant I, L.P. ("Clipper/Merchant"), which holds of record all outstanding shares of Series II Preferred and Series II Senior, could have elected to convert a combined total of 211,170 shares of Series II Preferred and Series II Senior (out of a total of 2,171,718 shares) to an equal number of shares of Common Stock.

     The following table sets forth the number of shares of capital stock of the Company beneficially owned, as of February 15, 1998, by each person known by the Company to beneficially own more than 5% of any class of capital stock of the Company (other than directors and officers, see "Directors and Officers").

                                                                 AMOUNT AND                                       PERCENT OF
                                                                 NATURE OF                                          STATED
NAME OF BENEFICIAL OWNER                                        OWNERSHIP(1)               CLASS OF STOCK          CLASS(1)
------------------------                                        ------------               --------------         ----------
United States Trust Company of New York . . . . . . . . .          417,500(2)               Common                   65.9%
     770 Broadway
     New York, NY 10003

Clipper Capital Associates, L.P.(3) . . . . . . . . . . .        4,661,702                  Common(4)                 88.0
     650 Madison Avenue                                          2,594,876                  Series I Preferred(5)    100.0
     New York, NY 10022                                          1,237,374                  Series II Preferred(5)   100.0
                                                                 1,855,656                  Series I Senior(5)        69.2
                                                                   934,344                  Series II Senior(5)      100.0

UBS Capital LLC . . . . . . . . . . . . . . . . . . . . .          478,680                  Common(6)                 45.2
     299 Park Avenue                                               425,000                  Series I Senior           15.9
     New York, NY 10171

First Plaza Group Trust . . . . . . . . . . . . . . . . .        3,945,391                  Common(7)                 86.2
     c/o Mellon Bank, N.A.                                       2,044,750                  Series I Preferred(8)     78.8
     One Mellon Bank Center                                      1,800,000                  Series I Senior(8)        67.1
     Pittsburgh, PA 15258

Olympus Private Placement Fund, L.P.  . . . . . . . . . .          494,039                  Common(9)                 43.8
     Metro Center                                                  277,500                  Series I Preferred(10)    10.7
     One Station Place                                             200,000                  Series I Senior            7.5
     Stamford, CT 06902

The Travelers Indemnity Company . . . . . . . . . . . . .          200,000                  Common(11)                24.0
     One Tower Square                                              200,000                  Series I Senior            7.5
     Hartford, CT 06183

Barclays U.S.A., Inc. . . . . . . . . . . . . . . . . . .          222,866                  Common(12)                26.9
     600 Fifth Avenue                                              185,000                  Series I Preferred(13)     7.1
     New York, NY 10020

Merchant Truckstops, L.P.(14) . . . . . . . . . . . . . .          211,170                  Common(15)                25.0
     11 Madison Avenue                                           1,225,000                  Series II Preferred       99.0
     New York, NY 10010

--------------------
(1) With respect to Common Stock, reflects beneficial ownership of Common Stock, assuming the conversion into Common Stock by the listed stockholder of any preferred stock and the exercise by the listed stockholder of any warrants to purchase Common Stock owned by such stockholder to the extent currently convertible or exercisable within 60 days after February 15, 1998.

(2) United States Trust Company of New York holds these shares in its capacity as Voting Trustee under the Voting Trust Agreement. See "Certain Relationships and Related Transactions."

(3) Clipper Capital Associates, L.P. ("CCA") directly owns 62,298 shares of Series I Preferred and 37,474 shares of Series I Senior and is the general partner of four limited partnerships that are the record owners of the remainder of these shares: (i) National Partners I, L.P. ("National I"),
     (ii) National Partners II, L.P. ("National II"), (iii) National Partners III, ("National III") and (iv) Clipper/Merchant. CCA thus may be said to beneficially own all such shares owned by these four limited partnerships. Clipper Capital Associates, Inc. ("CCI") is the general partner of CCA, and the sole stockholder of CCI is Robert B. Calhoun, Jr., a director of the Company. By virtue of such relationship, CCI and Mr. Calhoun may be deemed to beneficially own these shares. CCI and Mr. Calhoun disclaim beneficial ownership of all such shares except to the extent of any pecuniary interest they may have therein. See footnote 3 to the following security ownership table.

(4) Includes shares of Common Stock that could be issued upon conversion of all outstanding shares of preferred stock of the Company held of record by the following: (i) CCA: 62,298 shares of Series I Preferred and 37,474 shares of Series I Senior, (ii) National I: 2,065,405 shares of Series I Preferred and 1,818,182 shares of Series I Senior, (iii) National II: 186,869 shares of Series I Preferred, (iv) National III: 280,304 shares of Series I Preferred and (v) Clipper Merchant: 1,237,374 shares of Series II Preferred and 934,344 shares of Series II Senior. As of February 15, 1998, a combined total of only 211,170 shares of the two Series II classes held by Clipper/Merchant were convertible, as described above. For further discussion of National I, National II, National III and Clipper/Merchant see footnotes 8, 10, 13 and 14 below.

(5)  See footnote 4 above.

(6) Includes 53,680 shares of Common Stock held of record and 425,000 shares of Common Stock that could be issued upon conversion of Series I Senior.

(7) Includes 100,641 shares of Common Stock that could be issued upon exercise of warrants, 2,044,750 shares of Common Stock that could be issued upon conversion of Series I Preferred and 1,800,000 shares of Common Stock that could be issued upon conversion of Series I Senior. For further discussion of First Plaza's share ownership, see footnote 8 below.

(8) First Plaza, as limited partner of National I and under National I's partnership agreement, may be deemed to beneficially own 2,044,750 shares of Series I Preferred and 1,800,000 shares of Series I Senior held of record by National I.

(9) Includes 16,539 shares of Common Stock that could be issued upon exercise of warrants, 277,500 shares of Common Stock that could be issued upon conversion of Series I Preferred and 200,000 shares of Common Stock that could be issued upon conversion of Series I Senior. For further discussion of Olympus' share ownership, see footnote 10 below.

(10) Olympus, as limited partner of National III and under National III's partnership agreement, may be deemed to beneficially own 277,500 shares of Series I Preferred held of record by National III. Olympus disclaims beneficial ownership of all such shares, except to the extent of any pecuniary interest it may have therein.

(11) Includes 200,000 shares of Common Stock that could be issued upon conversion of Series I Senior.

(12) Includes 26,840 shares of Common Stock held by an affiliate, 11,026 shares of Common Stock that could be issued upon exercise of warrants held by an affiliate, and 185,000 shares of Common Stock that could be issued upon conversion of Series I Preferred. For further discussion of Barclays' share ownership, see footnote 13 below.

(13) Barclays, as limited partner of National II and under National II's partnership agreement, may be deemed to beneficially own 185,000 shares of Series I Preferred held of record by National II. Barclays disclaims beneficial ownership of all such shares, except to the extent of any pecuniary interest it may have therein.

(14) Merchant Truckstops, L.P. ("Merchant"), as the limited partner of Clipper/Merchant and under Clipper/Merchant's partnership agreement, may be deemed to beneficially own 1,225,000 shares of Series II Preferred held of record by Clipper/Merchant. Merchant is a limited partnership of which Merchant Truckstops, Inc. ("Merchant Inc.") is the general partner, and Merchant Inc. is an indirect wholly-owned subsidiary of Credit Suisse Group ("CS"). By virtue of such relationship, Merchant Truckstops and CS may be deemed to beneficially own these shares. Merchant, Merchant Inc. and CS disclaim beneficial ownership of all such shares, except to the extent of any pecuniary interest they may have therein.

(15) Includes 211,170 shares of Common Stock that could be issued upon conversion of shares of Series II Preferred that were eligible for conversion as of February 15, 1997, as described above.

DIRECTORS AND OFFICERS

     The following table sets forth the number of shares of capital stock of the Company beneficially owned, as of February 15, 1998, by each of the Company's executive officers and directors, and all executive officers and directors of the Company as a group.

                                                    AMOUNT AND                                               PERCENT OF
                                                    NATURE OF                                                  STATED
NAME                                                OWNERSHIP(1)                   CLASS OF STOCK              CLASS(1)
----                                                ------------                   --------------            ----------
Edwin P. Kuhn . . . . . . . . . . . . . . . . . . .    84,991                  Common                           12.1%

James W. George . . . . . . . . . . . . . . . . . .    52,949                  Common                            7.8

Michael H. Hinderliter  . . . . . . . . . . . . . .    52,949                  Common                            7.8

Timothy L. Doane  . . . . . . . . . . . . . . . . .    41,785                  Common                            6.3

Walter E. Smith, Jr.(2) . . . . . . . . . . . . . .    50,000                  Common                            7.9

Margaret M. Eisen . . . . . . . . . . . . . . . . .         -                  -                                   -

Robert B. Calhoun, Jr.  . . . . . . . . . . . . . . 4,661,702                  Common(3)                        88.0
                                                    2,594,876                  Series I Preferred(3)           100.0
                                                    1,237,374                  Series II Preferred(3)          100.0
                                                    1,855,656                  Series I Senior(3)               69.2
                                                      934,344                  Series II Senior(3)             100.0

Eugene P. Lynch . . . . . . . . . . . . . . . . . .         -                  -                                   -

Louis J. Mischianti . . . . . . . . . . . . . . . .         -                  -                                   -

Rolf H. Towe  . . . . . . . . . . . . . . . . . . .         -                  -                                   -

Harrison T. Bubb  . . . . . . . . . . . . . . . . .         -                  -                                   -

(All directors and officers as a group (12
   persons))(2) . . . . . . . . . . . . . . . . . . 4,944,376                  Common                           90.2
                                                    2,594,876                  Series I Preferred              100.0
                                                    1,237,374                  Series II Preferred             100.0
                                                    1,855,656                  Series I Senior                  69.2
                                                      934,344                  Series II Senior                100.0

C. William Osborne(4) . . . . . . . . . . . . . . .         -                  -                                   -

---------------
(1) In the case of Common Stock, reflects beneficial ownership of Common Stock, assuming the exercise by the listed stockholder of options to purchase Common Stock owned by such stockholder to the extent currently exercisable within 60 days after February 15, 1998.

(2) Walter E. Smith, Jr., a Director of the Company, owns 50,000 shares of Common Stock which are held pursuant to the Voting Trust Agreement. See footnote 2 to the previous table and "Certain Relationships and Related Transactions."

 (3) CCA, National I, National II, National III and Clipper/Merchant are the record owners of these shares. Mr. Calhoun is the sole stockholder of CCI, which is the general partner of CCA. CCA is the general partner of each of National I, National II, National III and Clipper/Merchant. By virtue of such relationships, Mr. Calhoun may be deemed to beneficially own all of such shares. Mr. Calhoun disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest he may have therein. See footnotes 3, 4, and 5 to the previous security ownership table.

(4) Mr. Osborne resigned from all of his positions with the Company effective January 21, 1997. All shares of Common Stock beneficially owned by Mr. Osborne were repurchased on February 28, 1997, pursuant to the terms of the Termination Agreement between the Company and Mr. Osborne.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

VOTING TRUST AGREEMENT

     Voting and transfer of the shares of Common Stock beneficially owned by Operators and Franchisee-Owners ("Certificate Holders") are governed by a voting trust agreement dated as of April 14, 1993, as amended as of March 6, 1997, among the Certificate Holders, United States Trust Company of New York as the voting trustee (the "Voting Trustee") and the Company (the "Voting Trust Agreement"). The Operators' and

Franchisee-Owners' beneficial ownership interest in such shares is evidenced by voting trust certificates (the "Voting Trust Certificates"). In connection with any matter that may be put to a vote of the Company's stockholders, the Voting Trustee will vote all of the shares subject to the Voting Trust Agreement in the manner determined by a vote by the Certificate Holders. Transfers of the Voting Trust Certificates or beneficial interests in shares of Common Stock represented thereby are only permitted in accordance with applicable securities laws and are also subject to certain restrictions. Certain provisions of the Voting Trust Agreement may only be amended by a vote of Certificate Holders holding a majority of the Voting Trust Certificates and a vote of the holders of a majority of the shares of Series I Preferred Stock (and the holders of Common Stock issued upon conversion of Series I Preferred Stock) together with the consent of the Company. The Voting Trust Agreement will terminate on the earlier of (i) April 14, 2003, unless Certificate Holders beneficially owning 65% of the shares subject to the Voting Trust Agreement elect to continue the Voting Trust or (ii) upon the consent of the Company and the vote of the holders of Voting Trust Certificates who beneficially own more than 75% of the shares subject to the Voting Trust Agreement.

STOCKHOLDERS' AGREEMENTS

     GLOBAL STOCKHOLDERS' AGREEMENT. The Voting Trustee, Certificate Holders, certain members of the Investor Group (members of such group referred to individually as an "Investor") holding preferred stock, certain members of management (the "Management Stockholders") and the Company are parties to a stockholders' agreement, dated as of April 14, 1993, as amended as of March 6, 1997 (the "Global Stockholders' Agreement"). Pursuant to the Global Stockholders' Agreement, the Management Stockholders have agreed not to sell any shares of Common Stock except for certain family transfers, transfers pursuant to the laws of descent and distribution, and certain other exceptions. The Global Stockholders' Agreement provides that, in the event of any sale (whether by merger or sale of the stock) of the Company effected on the same terms for each holder of capital stock of the Company, a stockholder party to the Global Stockholders' Agreement has no right to dissent and be paid the appraised value of his or her shares and, in the event of a stock sale, is required to sell his or her shares to any purchaser in such sale. The Global Stockholders' Agreement will terminate on the earlier of April 14, 2003 or the consummation of a registered public offering of the Company's stock.

     SUPPLEMENTAL STOCKHOLDERS' AGREEMENT. The Company and certain Investors are parties to a supplemental stockholders' agreement, dated as of December 10, 1993, which the parties thereto expect to amend (the "Supplemental Stockholders' Agreement"). The Supplemental Stockholders' Agreement sets forth analogous provisions for the transfer of preferred stock as the Global Stockholders' Agreement sets forth for transfer of shares held by Management Stockholders.

     INSTITUTIONAL AND MANAGEMENT STOCKHOLDERS' AGREEMENT. The Company and the Investor Group are parties to a preferred and common stockholders' agreement, dated as of December 10, 1993 (the "Institutional and Management Stockholders' Agreement") to establish in part the composition of the Company's Board of Directors and to provide for certain participation rights related to the sale of stock by major stockholders. This agreement is expected to be amended and restated to add Management Stockholders as parties and provide for certain other changes.

     The parties to the Institutional and Management Stockholders' Agreement are required to vote their shares to elect to the Board of Directors two nominees of Clipper Capital Associates, L.P. ("CCA"), an affiliate of Clipper, one nominee of National Partners III, L.P. ("National III"), two nominees of National Partners, L.P. ("National I") and one nominee jointly chosen by National I and CCA. After the liquidation of National I, First Plaza will assume National I's rights and after the liquidation of National III, Olympus will assume National III's rights, with respect to nominating directors under the agreement. Under certain conditions, the rights of certain parties to nominate directors may increase or decrease. The right to nominate a director ceases when any party (together with its affiliates) sells any shares governed by the agreement unless such shares have been registered under the Securities Act or sold pursuant to Rule 144 under the Securities Act. The portion of the Institutional and Management Stockholders' Agreement pertaining to the Board of Directors terminates on December 10, 2003 unless extended. In the event that the Company becomes publicly held, the Institutional and Management Stockholders' Agreement will terminate except for that portion of the agreement pertaining to nomination of directors.

     The Institutional and Management Stockholders' Agreement provides for the right of such stockholders to participate in certain sales of stock of the Company by other parties. In addition, the agreement requires Management Stockholders to participate in any sale of the Company.

     Any transferee of a party to the Institutional and Management Stockholders' Agreement must become party to that agreement according to its terms.

     SUPPLEMENTAL INSTITUTIONAL AND MANAGEMENT STOCKHOLDERS' AGREEMENT. The Company expects to enter into a Supplemental Institutional and Management Stockholders' Agreement with the Investor Group and the Management Stockholders, the principal terms and conditions of which are expected to be as follows: shares of Common Stock held by Management Stockholders will be subject to call and put options upon termination of employment of Management Stockholders; the call and put option pricing formulae under the 1993 Stock Plan and option agreements have been modified; if a change of control occurs within six months after termination of the employment of a Management Stockholder for "good reason," death, "disability" or termination other than for "cause" (as defined), an adjustment will be made to the amount paid upon exercise of any call options or put options (but, in the case of put options, only to the extent the proceeds received by the Management Stockholder upon exercise of the put option are used to repay indebtedness to the Company) so that the Management Stockholders will be able to receive any amounts in excess of the call or put price payable in the change of control transaction; and the option exercise price of vested and exercisable Series III options granted under the 1993 Stock Plan was reduced from $28.56 per share to $22.50 per share.

CERTAIN INDEBTEDNESS FORMERLY HELD BY STOCKHOLDERS AND RELATED TRANSACTIONS

     On the day the Refinancing transactions were finalized (the "Closing Date"), immediately prior to the consummation of the Refinancing, First Plaza, Olympus and Barclays Bank PLC (together with its affiliates, "Barclays") owned $19.6 million, $3.2 million and $2.1 million in principal amount, respectively, of National's Old Subordinated Notes and each owned, individually (directly or through affiliates), more than 5% of at least one class of the Company's capital stock. In connection with the issuance of National's Old Subordinated Notes, the Company issued a total of 128,206 warrants exercisable at $0.01 per warrant for an equal number of shares of Common Stock. First Plaza, Olympus and Barclays received 100,641, 16,539 and 11,026 warrants, respectively. Immediately prior to the Closing Date, Clipper/Merban, L.P. ("Clipper/Merban"), an affiliate of Clipper, Union Bank of Switzerland (together with its affiliates, "UBS") and Barclays held $6.0 million, $6.0 million and $3.0 million in principal amount, respectively, of TA's Old Subordinated Notes and each owned, individually (directly or through affiliates), more than 5% of at least one class of the Company's capital stock. In connection with the issuance of TA's Old Subordinated Notes, the Company issued a total of 80,520 shares of Common Stock, with 53,680 such shares issued to UBS and 26,840 such shares issued to Barclays. In lieu of receiving shares of Common Stock in connection with the issuance of the Old Subordinated Notes to it, Clipper/Merban received a right to a contingent payment upon early redemption of the TA Old Subordinated Notes held by it in the amount necessary to cause the yield on its Old Subordinated Notes to aggregate 14%. As part of the Refinancing, all outstanding indebtedness under the Old Subordinated Notes was repaid in full, Clipper/Merban received a payment equal to approximately $480,000 pursuant to its contingent payment right described above and the warrants and Common Stock referred to above remain outstanding. In April 1993, the Company entered into an agreement (the "First Clipper Agreement") and related indemnity for financial advisory services to be provided, on an exclusive basis, by Clipper and Clipper Capital Partners, L.P. (together, the "Clipper Entities") to the Company and National. In December 1993, the First Clipper Agreement was restated and amended in connection with the TA Acquisition and TA Holdings and TA entered into an agreement (the "Second Clipper Agreement" and, together with the First Clipper Agreement, the "Clipper Agreements") and related indemnity for financial advisory services to be provided, on an exclusive basis, by the Clipper Entities to TA Holdings and TA. In consideration for services provided pursuant to such agreements, the Company, National, TA Holdings and TA agreed to compensate the Clipper

Entities at rates established by the Clipper Entities consistent with those rates customarily charged by nationally recognized investment firms. The terms of the Clipper Agreements continue until such time as Clipper and its affiliates no longer own, in the aggregate, 5% or more of the equity securities of the Company. To date, no fees have been paid or have become payable to the Clipper Entities pursuant to the Clipper Agreements or the related indemnity other than fees paid to Clipper at the time of the National Acquisition and the time of the TA Acquisition. Clipper has also been reimbursed from time to time by the Company for out of pocket expenses, including legal fees. Upon the closing of the Transactions, the Company reimbursed Clipper for approximately $137,000 in connection with Clipper's payment for certain consulting services rendered to the Company and the reimbursement of out of pocket expenses incurred in connection therewith by Charles L. Dunlap, a former Director of the Company. Margaret M. Eisen, who is employed by GMIMC, the investment advisor to First Plaza, and Louis J. Mischianti, who is employed by an affiliate of Olympus, are Directors of the Company. Robert B. Calhoun, Jr., Rolf H. Towe and Eugene P. Lynch, each of whom are Directors of the Company, are employed by Clipper or its affiliates.

     On the Closing Date, immediately prior to the consummation of the Refinancing, the Travelers Insurance Company (together with its affiliates, "Travelers") owned, in the aggregate, $7.0 million and $20.0 million in principal amount of TA's and National's Old Senior Notes, respectively, and owned, in the aggregate, more than 5% of at least one class of the Company's capital stock. The Old Senior Notes held by Travelers were exchanged by the Company for Senior Notes as part of the Refinancing. See Item 1-"The Combination Plan, Capital Program and the Refinancing."

TRANSACTIONS WITH OPERATOR STOCKHOLDERS AND DIRECTOR

     As of December 31, 1997, Operators controlling 22 travel centers owned an aggregate of 298,750 shares of the Company's Common Stock, which represents approximately 4.8% of the issued and outstanding Common Stock giving effect to the conversion of preferred stock and the exercise of warrants. The Company's transactions with these Operators are at prices and on terms that are the same as similar transactions with non-stockholder Operators. Such Operator stockholders have entered into the Voting Trust Agreement with the Company and the Voting Trustee.

     Walter E. Smith, Jr., a Director of the Company, is an Operator of four travel centers.

TRANSACTIONS WITH OFFICERS

     As of December 31, 1997, the Company had issued to Edwin P. Kuhn, James
W. George, Timothy L. Doane and Michael H. Hinderliter, 15,452, 11,590, 7,727, and 11,590, shares of Common Stock (the "Management Shares"), respectively, pursuant to certain management subscription agreements (together, the "Management Subscription Agreement"). Each Management Subscription Agreement provides for a purchase price of the Management Shares of between $10 and $15 per share. As described below, the Company financed a portion of the purchase price of the Management Shares.

     The Management Subscription Agreement gives the Company the right, but not the obligation, for 60 days following the employee's cessation of employment with the Company, for any reason whatsoever, to repurchase the Management Shares at a formula price and gives the employee the right, but not the obligation, for an additional 60 days to sell the Management Shares to the Company at a second formula price. Pursuant to either of the foregoing formulas, the purchase price per share is equal to the product of (a) a specified multiple of EBITDA (as defined in the Management Subscription Agreement) of the Company for the most recent four consecutive full fiscal quarters less the aggregate amount of consolidated indebtedness of the Company and (b) a fraction, the numerator of which is equal to the number of Management Shares being repurchased by the Company and the denominator of which equals the number of fully diluted shares of capital stock of the Company. The credit facilities, the Senior Notes and the Indenture limits the Company's ability to repurchase the Management Shares.

     In connection with the purchase of the Management Shares, each of the members of senior management who entered into the Management Subscription Agreement also received financing from the Company with respect to no more than one half of the purchase price of such manager's stock purchases. In connection with such financing, each such manager executed a note in favor of the Company (each, a "Management Note") and a pledge agreement (each a "Management Pledge Agreement"). The Management Notes for the Named Executives total $251,110 in principal amount, and are payable by the following Named Executives in the indicated principal amount as follows: Edwin P. Kuhn, $77,260; James W. George, $57,950; Timothy L. Doane, $57,950 and Michael H. Hinderliter, $57,950. With respect to the Management Notes, interest accrues at an annual rate of 4.76% for Messrs. Kuhn, George and Hinderliter and 6.01% for Mr. Doane, in each case compounded semi-annually. Accrued and unpaid interest, together with unpaid principal, if not sooner paid, is due and payable on the earliest of (i) the date of cessation of employment of such employee, (ii) the date such employee is no longer the owner of the particular Management Shares and (iii) the tenth anniversary of the Management Note.